EXHIBIT 99.1

Contact:	Robert E. Wheaton President, CEO Star Buffet, Inc. (480) 425-0397

FOR IMMEDIATE RELEASE:  Monday, May 10, 2010

STAR BUFFET, INC. FILES FORM 10-K FOR FY 2010

SCOTTSDALE, AZ – May 10, 2010 – Star Buffet, Inc. (NASDAQ: STRZ) today filed a Form 10-K with the Securities and Exchange Commission for its fiscal year ending January 25, 2010.  Following are the highlights:

Star Buffet, Inc. had revenues of $78.0 million and net loss of ($2,035,000), or ($0.63) per share on a diluted basis, for the fifty-two weeks ended January 25, 2010.

About Star Buffet

Star Buffet is a multi-concept restaurant operator.  As of May 10, 2010, Star Buffet through eleven independently capitalized subsidiaries, operates 12 Barnhill’s Buffet restaurants, seven JB’s restaurants, five franchised HomeTown Buffets, five 4B’s restaurants, three K-BOB’S Steakhouses, three BuddyFreddys restaurants, two Casa Bonita Mexican theme restaurants, two Whistle Junction restaurants, one Western Sizzlin restaurant,  one Holiday House restaurant, one JJ North’s Grand Buffet, one Pecos Diamond Steakhouse and one Bar-H Steakhouse.

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